Exhibit 4.23

Please note that these documents are English translations of the original Chinese versions prepared only for your convenience. In the case of any discrepancy between the translation and the Chinese original, the latter shall prevail.

Contract Number: 0360200111-2023 (Fangcun) No. 02845

Business Fast Loan Contract

(2021 Legal person network signed version)

Special note: This contract is concluded by the borrower and the borrower through consultation on an equal and voluntary basis in accordance with law. All terms and conditions of the contract are the true expression of the intentions of both parties. In order to safeguard the legitimate rights and interests of the Borrower, the

Lender hereby requires the Borrower to pay full attention to all the clauses relating to the rights and obligations of both parties, especially the contents in bold.

Lender, the industrial and commercial bank of China co., LTD., guangzhou fangcun branch domicile (address) : guangzhou fangcun flower avenue no. 254, 256, 258

Number of borrowers: guangzhou wisdom and culture co., LTD., the legal representative: Huang Zhuoqin

Residence (address) : zip code: fax: tel:

email: contact person: phone number:

pay treasure account: Ali wangwang account:

【 please make sure that the borrower to fill in the information accurate, complete, to ensure that subsequent relevant and timely delivery of the legal document 】

The first part of the basic agreement

Article 1 Purposes of Loan

The Borrower shall not use the loan hereunder for any of the following purposes without the Lender’s written consent, and the lender shall have the right to supervise the use of the loan.

Purpose: directional to return the original balance of ious

Article 2 Amount and term of the loan

2.1 The amount of the loan hereunder shall be RMB 5,000,000.00 (in case of case inconsistency, the capital case shall prevail). The term of the loan hereunder shall be calculated from the date of withdrawal. The maturity date shall be August 30, 2024, and the date of withdrawal shall be subject to the withdrawal instruction. The borrower shall withdraw the money in one lump sum.

2.2 The term of the loan under this Contract shall be from August 31, 2023 to August 30, 2024.

Article 3 Interest rate, interest and Fees

3.1 [RMB Loan Interest Rate Determination Method]

The interest rate of the loan hereunder shall be determined in the following ways:

The interest rate of each loan shall be determined by the pricing base plus floating points. If the term of the loan is within 60 months (inclusive), the pricing base shall be the 1-year loan market quoted rate (LPR) published by the National Interbank Lending Center one working day before the date of withdrawal. If the term of the loan is within 12 months (inclusive), The floating points are zero (plus/minus) 0.000000 basis points (a basis point is 0.01%, the same below); If the term of the loan is more than 12 months, within 60 months (inclusive), the floating point is zero (plus/minus) 0.000000 basis points. For loans with a term of more than 60 months, the pricing benchmark is the market quoted interest rate (LPR) for loans with a maturity of more than 5 years published by the National Interbank Lending Center one working day before the date of withdrawal, and the floating points are zero (plus/minus) 0.000000 basis points. If the national Inter-bank lending center does not publish the loan market quotation rate of the corresponding term one working day before the interest rate is determined, the loan market quotation rate published by the national Inter-bank lending center the next working day shall prevail, and so on.

After the loan is issued, the interest rate shall be adjusted in the following ways:

A. 12 (1/3/6/12) months as one period, one period of adjustment, and the interest shall be calculated in stages. The date of determining the interest rate of the second and subsequent tranches shall be the corresponding date after the completion of the withdrawal of each installment of the loan. The lender shall adjust the interest rate of the loan on that date according to the quoted loan market interest rate and floating points published by the National Inter-Bank Lending Center for the aforementioned term on the working day before. If no date corresponding to the withdrawal date exists in the month of adjustment, the last day of the month shall be taken as the corresponding date.

B. No adjustment for the entire term of the loan.

3.2 Interest on the loan hereunder shall be calculated daily from the date of withdrawal and shall be settled monthly. When the loan matures, the interest will be cleared with the principal. Where the daily interest rate = annual interest rate /360.

3.3 The overdue penalty interest rate under this contract shall be determined by adding 50.000000 % on the basis of the original loan interest rate, and the penalty interest rate of misappropriated loanshall be determined by adding 50.000000 % on the basis of the original loan interest rate.

3.4 Annualized Cost of Funds

The Borrower’s annualized cost of funds includes the annualized borrowing interest rate and the annualized cost of funds after/etc. The charge of the foregoing/spending is not a lender, your specific charge as /.

The specific interest rate and rate of the aforesaid expenditure are as follows (the following is for reference only, the specific interest rate and rate may be adjusted according to the terms of the contract and shall be subject to the relevant contract provisions) : (1) The annualized loan interest rate calculated in accordance with the provisions of Clauses 3.1-3.3 hereof;

(2) /;

Article 4 Withdrawal

4.1 The borrower shall draw the loan in one lump sum. If the borrower fails to make a lump sum withdrawal as agreed, the lendershall have the right to cancel the loan in whole or in part. After the Lender has paid the loan funds to the Borrower’s withdrawal account as agreed herein, the Lender shall be deemed to have issued the loan to the

Borrower in accordance with the provisions herein.

4.2 The Borrower may withdraw the loan hereunder in the following ways:

(1) directly withdraw the loan from the business outlets designated by the Lender;

(2) self-service withdrawal of the loan through the electronic banking of ICBC.

Article 5 Repayment Methods

Borrower according to the following: (1) way to repay the loan under this contract:

(1) the loan expires one-time;

(2) Other:

Article 6 Account

The Borrower shall open or designate the following accounts with the Lender as special accounts for withdrawal and repayment: 3602225619000017151 payment account: 3602225619000017151

Article 7 Guarantee

The loan guarantee under this contract is a guarantee, and the corresponding guarantee contract information is as follows:

1. Guarantee Contract No. : 0360200111-2022 Fangcun (Guarantee) No. 0152 Guarantor: Guangzhou Finance Reguarantee Co., LTD.

2. Guarantee Contract No. 0360200111-2022 Fangcun (Guarantee) No. 0153 Guarantor: Xiamen Pupu Culture Co., LTD

For the avoidance of doubt, the parties confirm that in addition to the guarantee method and guarantee contract listed above, there may be other guarantee arrangements for the loan under this contract. The guarantee arrangement and guarantee contents corresponding to the loan under this contract shall be subject to the specific provisions of the relevant guarantee legal documents.

Article 8 Complaint/consultation channels

Party A’s complaint/consultation channels for this financial service (product) areas follows:

8.1 Business outlets

Report problems to the customer service manager or person in charge of the business outlets of the Industrial and Commercial Bank of China or leave messages through the customer opinion book.

8.2 Customer Service Telephone Call the customer service hotline (95588) and choose manual service to contact the customer service representative.

8.3 Online Banking and Mobile Banking Log in to personal online banking through the portal website (http://www.icbc.com.cn) or log in to the mobile APP of “ICBC Corporate Mobile Banking” to contact ICBC online customer service.

8.4 Other channels /.

Article 9 Other matters agreed upon by both parties

Part 2 Specific Provisions

Article 1 Interest rate and interest

1.1 If the loan under this contract adopts floating interest rate, the interest rate adjustment rules shall remain in accordance with the original method after the loan becomes overdue.

1.2 If the loan is settled monthly, the date of interest settlement shall be the 20th day of each month; If interest is paid on a quarterly basis, the date of interest payment shall be the 20th of the month at the end of each quarter; If interest is payable on a semi-annual basis, the date of settlement shall be June 20 and December 20 of each year.

1.3 The first interest period shall be from the date of withdrawal by the borrower to the date of first interest settlement; The last interest period is from the day after the end of the previous interest period to the date of final repayment; The remaining interest period is from the day after the end of the previous interest period to the next payment date.

1.4 Loan interest = loan principal x daily interest rate x actual days of use. If the same amount of principal and interest repayment method is adopted, the calculation formula of principal and interest should be returned as follows:

Each principal and interest amount = (loan principal * period rates * (1 +))/((1 + the interest rate)还款期数 - 1 还款期数) 1.5 in case of methods for determination of the People’s Bank of China to adjust lending rate, it shall be dealt with in accordance with the relevant regulations of the People’s Bank of China, lenders no longer notice the borrower.

1.6 If the loan interest rate determined at the time of signing this Contract is reduced by a certain basis point in accordance with the loan market quoted interest rate (LPR) published by the National Inter-Bank Lending Center, the Lender has the right to re-evaluate the interest rate preference granted to the borrower every year, in accordance with national policies, the borrower’s credit standing and changes in the loan guarantee, etc. The Lender shall, at its sole discretion, cancel all or part of the interest rate concessions granted to the Borrower and promptly notify the Borrower.

1.7 Unless otherwise specified, the loan interest rate in this Contract is the annualized interest rate calculated using the simple interest method.

Article 2 Issuance and payment of the loan

2.1 The borrower must meet the following preconditions to withdraw the loan,

otherwise the lender has no obligation to issue any money to the borrower, except where the lender agrees to lend money in advance:

(1) Except for the credit loan, the borrower has provided the corresponding guarantee as required by the lender and has completed the relevant guarantee procedures, and the guarantor has not violated the provisions of the guarantee contract;

(2) At the time of withdrawal, the representations and warranties made by the Borrower under this Contract remain true, accurate and complete, and no breach has occurred under this Contract or any other contract signed between the Borrower and the lender; (3) The documents provided to certify the purpose of the loan are in conformity with the agreed purpose;

And (4) submit other materials required by the lender.

(5) If the borrower withdraws the loan through ICBC e-Banking, the “ICBC E-Banking Enterprise Customer Service Agreement” signed between the borrower and the lender shall remain valid throughout the loan term.

2.2 If the borrower draws the loan through the business outlets designated by the Lender, the borrower shall submit the withdrawal notice to the lender at least 5 banking working days in advance. Once the withdrawal notice is submitted, it shall not be revoked without the written consent of the lender.

2.3 Where the borrower withdraws the loan through ICBC e-Banking, the borrower shall sign the “ICBC E-Banking Enterprise Customer Service Agreement” with the lender, commit to abide by the Articles of Association of ICBC E-Banking and relevant transaction rules, and conduct operations in accordance with relevant transaction rules. The withdrawal instructions submitted by the borrower through ICBC e-Banking and confirmed by the lender shall be deemed as IOU.

2.4 After the Borrower meets the preconditions for withdrawal or the Lender agrees to make the loan in advance, the lender shall transfer the loan to the Borrower’s withdrawal account as agreed herein, and the Lender shall be deemed to have issued the loan to the Borrower in accordance with the provisions herein.

2.5 According to relevant regulations and management requirements of the lender, if the loan exceeds a certain amount or meets other conditions, the lender shall adopt the payment method entrusted by the lender, and the lender shall pay the loan to the payer conforming to the purpose agreed herein according to the borrower’s withdrawal application and payment authorization.

2.6 When handling the entrusted payment, the Borrower shall provide the lender with the account information of the payment object and the supporting materials to prove that the withdrawal meets the agreed purpose when making the withdrawal. The Borrower shall ensure that all the information provided to the Lender is true, complete and valid.

2.7 When handling the entrusted payment, the Lender shall only conduct formal review of the information on the payment object, the materials proving the purpose of the loan and other relevant materials provided by the borrower. If the relevant materials provided by the borrower are untrue, inaccurate or incomplete, and the Lender fails to complete the entrusted payment in time, the Lender shall not bear any responsibility.

2.8 The Lender shall have the right to request the Borrower to supplement, replace, explain or resubmit the relevant materials if the Lender finds that the relevant materials such as the proof of use provided by the Borrower are inconsistent or have other defects after examination. The Lender shall have the right to refuse the release and payment of the relevant funds before the Borrower submits the materials that meet the management requirements of the Lender.

2.9 In accordance with the purpose of the loan agreed herein, the Lender shall have the right to require the Borrower, independent intermediaries and other relevant parties to issue joint visa certificates and other relevant supporting materials, and the Lender shall issue and make payment of the financing amount on the basis of such supporting materials.

2.10 If the Lender finds upon examination that the information provided by the Borrower is consistent with the agreed purpose of the loan and the withdrawal is in accordance with the provisions hereof, it shall first transfer the loan to the Borrower’s withdrawal account as agreed herein, and then transfer the corresponding amount to the account designated by the Borrower for payment according to the needs and the relevant business vouchers submitted by the Borrower.

2.11 In any of the following circumstances, the Lender shall have the right to re-determine the terms and conditions of loan issuance and payment, or to stop the issuance and payment of loan:

(1) The Borrower provides false or invalid information to the lender to obtain financing; (2) The Borrower experiences significant adverse changes in production and operation, declines in credit standing or defaults under this Contract;

(3) The Borrower fails to withdraw and pay the financing funds as agreed herein, and the financing funds are used abnormally;

(4) the Borrower violates this Contract or relevant regulatory provisions and evades the entrusted payment by breaking the whole into pieces;

(5) the withdrawal account designated by the Borrower or the account of the payment object is frozen or stopped by the competent authority.

2.12 If the withdrawal account designated by the Borrower or the account of the payment object is frozen or stopped by the competent authority, resulting in the Lender failing to complete the entrusted payment in time as entrusted by the Borrower, the Lender shall not bear any responsibility and shall not affect the repayment obligations already incurred by the Borrower under this Contract.

2.13 Where the loan under this Contract is paid by the Borrower independently, the Borrower undertakes to accept and actively cooperate with the Lender’s inspection and supervision of the use of the financing fund including the purpose by means of account analysis, voucher inspection and on-site investigation, and regularly aggregate and report the use of the loan as required by the Lender.

2.14 Where the information provided by the Borrower to the Lender is untrue, incomplete or invalid, resulting in the Lender’s losses, the Borrower shall compensate the Lender.

2.15 If the Lender fails to timely issue and pay the loan in accordance with provisions hereof, it shall be held liable for breach of contract, except as otherwise agreed herein.

2.16 If the Lender fails to pay the loan on time due to unforeseeable, unavoidable and insurmountable force majeure events such as war, natural disaster, or unexpected events such as system failure or communication failure of the Lender, the Lender shall not assume any liability, provided that the Lender shall promptly notify the Borrower by telephone or in writing.

Article 3 Repayment

3.1 The Borrower shall repay the principal, interest and other payable amounts on time and in full as agreed herein. On the repayment date and one bank working day prior to each interest settlement date, the Borrower shall deposit the current interest, principal and other amounts payable in full into the repayment account opened with the Lender, and the Lender shall have the right to take the initiative to transfer and collect the loan on such repayment date or interest settlement date, or require the Borrower to cooperate with the relevant transfer procedures. If the amount in the repayment account is insufficient to coverall the amounts due by the Borrower, the Lender shall have the right to determine the order of repayment.

If the repayment account is reported lost, frozen, stopped payment or cancelled, or the borrower needs to change the repayment account, the borrower shall go through the procedures for the change of the repayment account at the lender.

Before the alteration procedures take effect, if the original repayment account can no longer be fully transferred, the borrower shall go to the lender for counter repayment. If the borrower fails to complete the procedures for changing the repayment account in time or fails to repay the loan at the lender’s counter in time, resulting in failure to repay the principal, interest and other expenses of the loan due in full on time, the borrower shall be liable for breach of contract.

3.2 If the Borrower applies for early repayment of all or part of the loan, it shall submit a written application to the lender, or submit an early repayment order to the lender through the electronic banking of the Industrial and Commercial Bank of China.

Where the Lender agrees to repay the loan in advance, the Borrower shall simultaneously pay off the loan principal, interest and other amounts due and payable on the early repayment date according to this Contract.

3.4 The Lender shall have the right to withdraw the loan in advance according to the borrower’s withdrawal of funds. If required by the Lender, the Borrower shall repay the loan in installments according to the repayment plan proposed by the Lender.

3.5 If the actual term of the loan is shortened due to the borrower’s early repayment or the lender’s early withdrawal of the loan as agreed herein, the original loan interest rate shall still be implemented without adjustment of the corresponding interest rate grade.

Article 4 Guarantee

4.1 In addition to the loan on credit, the Borrower shall provide legal and effective guarantee recognized by the lender for the performance of its obligations under this Contract.

4.2 If the collateral hereunder is damaged, devalued, disputed over property rights, sealed up or detained, or the guarantor violates the agreement of the guarantee contract, or the financial status of the guarantor of the guarantee changes unfavorably or the collateral or guarantor changes in other ways that are unfavorable to the creditor’s rights of the Lender, the Borrower shall promptly notify the Lender and provide other guarantees recognized by the Lender.

4.3 The Lender has the right to periodically or irregularly reassess the value of the collateral and the guarantee ability of the guarantor. If the assessment finds that the value of the collateral has decreased, or the guarantee ability of the guarantor has decreased, or the guarantor has violated the agreement of the guarantee contract, the Borrowershall provide additional security equal to the value reduction or the guarantee ability reduction. Alternatively, the Lender may provide other guarantees approved by the lender.

4.4 If the loan under this Contract is pledged as guarantee by accounts receivable, the Lender shall have the right to declare the loan to be due early and require the Borrower to repay part or all of the principal and interest of the loan immediately under any of the following circumstances during the validity period of this Contract, or provide additional legal, effective and adequate guarantee recognized by the Lender: (1) The bad debt rate of accounts receivable by the pledgor to the payer has increased for two consecutive months; (2) the accounts receivable due and uncollected by the pledgor to the payer account for more than 5% of the balance of the accounts receivable to the payer; (3) trade disputes (including but not limited to disputes concerning quality, technology and service) or debt disputes arise between the pledgor of accounts receivable and the payer or other third parties, resulting in the possible failure of the accounts receivable to be paid on time.

Article 5 Representations and warranties

The Borrower shall make the following representations and warranties to the Lender, which shall remain valid throughout the term of this Contract:

5.1 The borrower shall be qualified as the principal entity in accordance with the law and shall have the qualifications and ability to sign and perform this Contract.

5.2 The Borrower has obtained all necessary authorization or approval for signing this Contract. The signing and performance of this Contract does not violate the articles of association of the Company and the provisions of relevant laws and regulations, and does not conflict with its obligations under other contracts.

5.3 Other debts due have been paid on time, and there is no malicious default on the principal and interest of bank loans.

There is a sound organizational structure and financial management system, no major violations of discipline have occurred in the production and operation process in the recent year, and the current senior management personnel have no major bad records.

5.5 All documents and materials provided to the lender are true, accurate, complete and effective, without any false records, material omissions or misleading statements.

5.6 The financial and accounting reports provided to the Lender are prepared in accordance with Chinese accounting standards and give a true, fair and complete picture of the Borrower’s operating conditions and liabilities, and there has been no material adverse change in the Borrower’s financial position since the date of the latest financial and accounting report.

5.7 The Borrower has not concealed from the Lender any litigation, arbitration or claim in which it is involved.

5.8 It has known and fully understood the transaction rules of ICBC Online Banking and other electronic banking systems related to this Contract.

Article 6 The Borrower’s commitment

6.1 The loan shall be withdrawn and used in accordance with the term and purpose agreed herein, and shall not flow into the securities market or futures market in any form or be used for fixed assets, equity investment, real estate project development, and shall not be used to purchase stocks, bonds, financial products, investment account trading products, financial derivatives, and asset management products. It shall not be used for buying houses, repaying housing mortgage loans, borrowing money, or other projects that are not allowed to operate according to laws and regulations of other countries.

6.2 Repay the principal, interest and other payables of the loan in accordance with the provisions of this Contract.

6.3 Accept and actively cooperate with the lender in checking and supervising the use of the loan funds including the purpose by means of account analysis, voucher inspection, field investigation, etc., and regularly summarize and report the use of the loan funds as required by the lender.

6.4 Accept the lender’s credit inspection, timely provide true, accurate and complete financial information and other information reflecting the borrower’s solvency as required by the lender, including all opening banks, bank accounts, deposit balances, etc., and actively assist and cooperate with the lender in its investigation, understanding and supervision of its production, operation and financial situation.

6.5 Dividends and bonuses shall not be distributed in any form for the outstanding principal and interest of the loan and other payables due (including those declared to be due immediately) under this Contract.

6.6 Merger, division, capital reduction, equity change, equity pledge, transfer of major assets and creditor’s rights, major foreign investment, substantial increase in debt financing and other actions that may adversely affect the Lender’s rights and interests shall be carried out with the Lender’s prior written consent or with arrangements for the realization of the Lender’s creditor’s rights that meet the Lender’s management requirements.

6.7 Timely notify the lender under any of the following circumstances:

(1) Change of name, official seal, articles of association, domicile, legal representative or person in charge, correspondence address, etc.;

(2) closure of business, dissolution, liquidation, suspension of business for rectification, revocation of business license, revocation or application for (being applied for) bankruptcy;

(3) being involved or likely to be involved in major economic disputes, litigation or arbitration, or having assets sealed up, seized or enforced, or being investigated and investigated by judicial, taxation, industry and commerce and other competent authorities according to law or taking punitive measures;

(4) shareholders, directors and current senior managers or partners and investors are involved in major cases or economic disputes;

(5) Merger, division, capital reduction, equity change, equity pledge, entry into partnership, withdrawal from partnership, transfer of major assets and creditor’s rights, major foreign investment, substantial increase in debt financing and other matters that may adversely affect the interests of the lender.

6.8 Timely, comprehensive and accurate disclosure of related party relations and related transactions to the lender.

6.9 Timely sign and receive all kinds of notices sent or otherwise served by the Lender.

6.10 Not to dispose of its own assets in a manner that reduces its solvency; The provision of guarantees to third parties does not prejudice the interests of the lender.

6.11 If the loan under this contract is issued on credit, complete, true and accurate reports of the external guarantee to the lender on a regular basis, and sign an account supervision agreement as required by the lender. Where the provision of guaranty may affect the performance of its obligations under this Contract, it shall obtain the lender’s written consent.

6.12 The Borrower’s debts under this Contract shall be repaid in a priority order over those owed by the Borrower to its shareholders, legal representatives or responsible persons, partners, major investors or key management personnel, and shall be at least on an equal footing with similar debts owed by other creditors of the Borrower.

6.13 The Borrower has known and fully understood the transaction rules of the Internet banking and other electronic banking systems of the Industrial and Commercial Bank of China in connection with the Contract; Keep the customer certificates and passwords properly. Any operation performed by using the Borrower’s customer number (card number), password or customer certificate shall be deemed to be done by the Borrower, and the resulting electronic information records shall be used as evidence to prove and handle the lending relationship under this contract.

6.14 If the repayment funds of the Borrower (including but not limited to the funds obtained by the Lender through the collection and disposal of the mortgaged items) are insufficient to repay all the debts owed by the Borrower to the Lender under this Contract or any other contract, the Lender shall have the right to determine the order of repayment.

6.15 Strengthen environmental and social risk management and accept the lender’s supervision and inspection in this regard. Submit environmental and social risk reports to the lender as required.

Article 7 The Lender’s Commitment

7.1 The Lender shall grant the loan to the Borrower in accordance with the provisions hereof.

7.2 The Borrower shall keep confidential the non-public materials and information provided by the Borrower, except as otherwise stipulated by laws and regulations, required by competent authorities or agreed herein.

Article 8 Breach of Contract

8.1 In any of the following circumstances, the Borrower shall be deemed to have breached the contract:

(1) The Borrower fails to repay the principal and interest of the loan and other amounts payable hereunder as agreed, fails to perform any other obligations hereunder, or breaches any representation, warranty or undertaking hereunder;

(2) The Borrower fails to provide other guarantees that meet the management requirements of the lender due to changes in the guarantee hereunder that are not conducive to the creditor’s rights, or the guarantor breaches the guarantee contract;

(3) having bad records with the lender or other financial institutions;

(4) The Borrower fails to pay off any of its other debts after maturity (including being declared to be due early), or fails to perform or breach its obligations under other agreements, which has or may affect its performance of its obligations under this Contract:

(5) where the Borrower’s financial indicators such as profitability, solvency, operating capacity and cash flow exceed the agreed standards, or deterioration has or may affect the performance of its obligations hereunder;

(6) Material adverse changes have occurred in the Borrower’s equity structure, production and operation, foreign investment, etc., which have or may affect the Borrower’s performance of its obligations hereunder;

(7) The Borrower has been involved or may be involved in major economic disputes, litigation or arbitration, or its assets have been sealed up, seized or enforced, or the Borrower has been investigated and investigated by judicial or administrative authorities or taken punitive measures according to law, or the Borrower has been exposed by the media for violating relevant regulations or policies of the State, which has or may affect the performance of its obligations hereunder;

(8) The Borrower’s performance of its obligations under this Contract has been or may be affected by the abnormal change, disappearance, investigation or restriction of personal freedom of the Borrower’s main investor or key management personnel according to law;

(9) The Borrower takes advantage of a false contract with a related party, uses transactions without actual transaction background to extort funds or credit from the lender, or intentionally evades the creditor’s rights through affiliated transactions;

(10) the borrower has or may close its business, be dissolved, liquidated, suspend business for rectification, has its business license revoked, has been revoked or has applied for (been applied for) bankruptcy;

(11) The Borrower’s violation of food safety, production safety, environmental protection and other environmental and social risk management laws and regulations, regulatory provisions or industry standards has caused liability accidents, major environmental and social risk events, which have or may affect the performance of its obligations under this Contract;

(12) If the loan under this Contract is granted on credit, and the Borrower’s credit rating, profitability, asset-liability ratio, net cash flow from operating activities and other indicators do not meet the Lender’s credit conditions; Or the Borrower, without the written consent of the Lender, sets a pledge (pledge) to others or provides a guarantee guarantee with its effective operating assets, which has or may affect the performance of its obligations hereunder;

(13) Other circumstances that may adversely affect the realization of the creditor’s rights of the Lender under this Contract.

8.2 Where the Borrower breaches the Contract, the Lender shall have the right to take one or more of the following measures:

(1) require the Borrower to correct the breach within a time limit;

(2) to stop granting loans and other financing payments to the Borrower in accordance with this Contract and other contracts between the Lender and the Borrower, and to cancel in part or in whole the loans and other financing payments not withdrawn by the Borrower;

(3) declare the outstanding borrowings and other financing amounts under this Contract and other contracts between the Lender and the Borrower to be immediately due and immediately recover the outstanding amounts;

(4) require the Borrower to compensate the Lender for the losses caused by its breach of contract, including but not limited to the expenses incurred by the Lender in realizing the creditor’s rights under this Agreement, such as attorney’s fees, auction fees, and expenses incurred in applying for notarial organs to issue execution certificates;

(5) other measures prescribed by laws and regulations, agreed upon in this contract or deemed necessary by the Lender.

8.3 If the borrower fails to repay the loan when it is due (including when it is declared to be due immediately), the Lender shall have the right to charge penalty interest at the overdue penalty interest rate agreed in this Contract from the date of the overdue payment. For the interest (including penalty interest) that the borrower fails to pay on time, compound interestshall be calculated at the overdue penalty interest rate. The penalty interest/compound interest settlement rules shall apply to the interest settlement rules agreed in this Contract.

8.4 If the Borrower fails to use the loan according to the purpose agreed herein, the lender shall have the right to charge penalty interest on the misappropriated part of the loan according to the penalty interest rate agreed herein from the date the loan is misappropriated, and the interest (including penalty interest) which is not paid on time during the misappropriated period shall be charged compound interest according to the penalty interest rate of the misappropriated loan. The penalty interest/compound interest settlement rules shall apply to the interest settlement rules stipulated in this contract.

8.5 If the borrower simultaneously occurs under the circumstances mentioned in Paragraphs 8.3 and 8.4 above, the penalty interest rate shall be determined by whichever is more severe and shall not be concurrently imposed.

8.6 If the Borrower fails to repay the loan principal, interest (including penalty interest and compound interest) or other payable amounts on time, the lender shall have the right to make a public announcement through the media to call for collection.

8.7 Where the controlling or controlled relationship between the Borrower’s affiliates and the Borrower changes, or any of the related parties of the Borrower occurs under any circumstance other than (1) and (2) mentioned in Article 8.1 above, which has or may affect the Borrower’s performance of its obligations hereunder, the Lender shall have the right to take various measures agreed herein.

Article 9 Automatic cancellation of the Lender’s commitment

9.1 If the credit standing of the borrower deteriorates, the lender may automatically cancel all undrawn loan commitments to the Borrower without prior notice.

9.2 If the Borrower’s credit standing deteriorates under any of the circumstances set forth in Paragraphs 8.1 and 8.7 of Part II of this Contract, it shall constitute the deterioration of the Borrower’s credit standing.

Article 10 Withholding

10.1 If the Borrower fails to repay the debts due hereunder (including those declared to be due immediately) as agreed, the Borrower agrees that the Lender shall deduct the corresponding amount from all the local and foreign currency accounts opened by the Borrower in Industrial and Commercial Bank of China for repayment until all the debts of the Borrower under the Contract are fully repaid.

If the amount of debit and collection is not in accordance with the currency of the Contract, it shall be converted according to the Lender’s applicable exchange rate on the date of debit and collection. The interest and other expenses incurred between the date of withholding and the date of repayment (the date on which the Lender converts the deducted amount into the currency of the contract in accordance with the State foreign exchange control policy and actually pays off the debts hereunder), as well as the difference arising from exchange rate fluctuations during this period, shall be borne by the Borrower.

Article 11 Assignment of rights and obligations

11.1 The Lender has the right to transfer its rights under this contract, in whole or in part, to a third party without the consent of the Borrower. Without the Lender’s written consent, the Borrower shall not assign any of its rights and obligations under this Contract.

11.2 The Lender or the Industrial and Commercial Bank of China Limited (” ICBC “) may, as required by its operation and management, authorize or entrust other branches of ICBC to perform the rights and obligations hereunder, or assign the loan claims hereunder to other branches of ICBC to undertake and manage, and the Borrower agrees to this. The Lender does not need to obtain the consent of the Borrower for any of the above acts. Other branches of ICBC that undertake the rights and obligations of the Lender shall have the right to exercise all the rights and obligations under this contract, and shall have the right to file a lawsuit in the court, apply for arbitration or apply for enforcement in the name of such branches in respect of disputes under this Contract.

Article 12 Entry into force, modification and termination

12.1 This Contract shall come into force after the following conditions are met and shall remain in force until the Borrower completes all its obligations hereunder:

(1) It is electronically signed by the Borrower and confirmed by the Lender;

(2) The loan application submitted by the Borrower meets the management requirements of the lender and has been approved by the Lender.

The Lender may confirm this Contract by displaying the validity status of the Contract in the electronic banking system, etc.

12.2 If the loan amount, term and other contract elements are incorrectly displayed in the electronic banking system of ICBC due to system failure or force majeure, the Lender shall have the right to make corrections and inform the Borrower in a timely manner.

12.3 The Borrower has known and fully understood the transaction rules of the online banking and other electronic banking systems of ICBC in connection with this Contract; The Borrower shall properly keep the client’s certificate and password. Any operation performed by the Borrower using the Borrower’s client number (card number), password or client’s certificate shall be deemed to be done by the Borrower itself, and the resulting electronic information records shall be used as evidence to prove and handle the financing relationship hereunder. Any electronic signature signed by the Borrower on this Contract through the e-banking certificate of Industrial and Commercial Bank of China shall be deemed to be signed by the Borrower himself or authorized by the Borrower.

12.4 Any changes to this Contract shall be made in writing (including electronic data form) upon mutual agreement of the parties. The modification terms or agreement shall form part of this Contract and have the same legal effect as this Contract. Except the modified part, the remaining parts of this contract shall remain valid, and the original clauses shall remain valid before the modified part becomes effective.

12.5 In case of changes in national laws, regulations or policies, all or part of the provisions of this Contract no longer meet the requirements of national laws, regulations or policies, both parties shall timely negotiate and amend the relevant provisions as soon as possible.

The invalidity or unenforceability of any provision hereof shall not affect the validity and enforceability of other provisions nor the validity of the Contract as a whole.

12.7 The modification and termination of this Contract shall not affect the rights of each Contracting party to claim compensation for losses. The termination of this Contract shall not affect the validity of the relevant dispute resolution provisions of this Contract.

Article 13 Application of law and dispute resolution

The conclusion, validity, interpretation, performance and dispute resolution of this Contract shall be governed by the laws of the People’s Republic of China. During the performance of this Contract, all disputes and disputes arising out of or in connection with this Contract shall be settled by the parties through consultation. If negotiation fails, the dispute shall be submitted to the court at the place where the Lender is located or the court at the place where the contract is signed for settlement through litigation.

The parties agree that when the dispute arising under this contract is submitted to the court for litigation, the court may use audio-visual transmission technology, asynchronous trial and other means to open the court, and neither party has any objection to this.

Article 14 The address of service of judgment/award documents shall be confirmed

14.1 The Borrower confirms that the address recorded on the first page of this Contract shall be the address for service of the legal documents involved in the dispute under this Contract. The Borrower agrees that the judicial authorities may use the fax, mobile phone number, email, wechat account, Alipay account, Aliwangwang account and other electronic contact information recorded on the first page of this Contract to serve various legal documents electronically. The above legal documents include but are not limited to summons, notice of hearing, judgment, ruling, mediation, notice of performance within a time limit, etc.

14.2 The Borrower agrees that the judicial organ may serve legal documents on the Borrower by one or more of the above modes of service. If the judicial organ serves legal documents on the Borrower by more than one mode of service, the time of service shall be the first of the above modes of service.

14.3 The above service agreement shall apply to all stages of litigation, arbitration and other judicial procedures, including but not limited to the first instance, second instance, retrial, execution and supervision procedures.

14.4 The Borrower shall ensure the authenticity and validity of the address, fax, mobile phone number, E-mail and other information recorded on the first page of this Contract. The Borrower shall promptly notify the Lender in writing of any change of the relevant information; otherwise, the service made according to the original information (including electronic service) shall remain valid and the Borrower shall bear the legal consequences arising therefrom.

Article 15 The Entire Contract

The first part of this contract, “Basic Agreement” and the second part, “Specific terms”, together form a complete Business loan Contract. The same words in the two parts have the same meaning. The Borrower shall be bound by the above two parts.

Article 16 Notice

16.1 Promise that the address and relevant electronic contact information reserved for the lender are accurate and correct. The Lender shall be deemed to have fulfilled its notification obligation to the Borrower by sending the relevant documents to the address reserved by the Borrower or to the address otherwise notified in writing by the Borrower.

16.2 In addition to letters, the Borrower agrees to accept telephone, E-mail, short message, wechat and other electronic means as the means of notification and collection by the Lender. The Borrower shall be obliged to promptly notify the Lender in writing of any change in the address or relevant electronic contact information provided by the Lender. If the Borrower fails to notify the Lender in time and the notice or collection document sent by the Lender at the original reserved address or relevant electronic contact information is still valid, the Borrower shall bear the legal consequences arising therefrom.

16.3 If the Lender sends the relevant notice to the Borrower, the notice shall be deemed to have been served on all the Borrowers when it has been served on any of the Borrowers.

Article 17 VAT Special Provisions

17.1 The interest and fees paid by the Borrower to the Lender under this Contract (as determined by the specific contract) shall be tax inclusive.

17.2 Where the Borrower requires the Lender to issue a VAT invoice, it shall first register the Borrower’s information with the Lender, which shall include the borrower’s full name, taxpayer identification number or social credit code, address, telephone number, bank of deposit and account number. The Borrower shall ensure that the relevant information provided to the Lender is true, accurate and complete, and shall provide relevant supporting materials as required by the Lender, the specific requirements of which shall be published by the Lender through notices at its outlets or announcements on its website.

17.3 If the borrower obtains the VAT invoice on its own, it shall provide the lender with a power of attorney stamped with seal, designate the recipient, specify the recipient’s ID number and other information, and the designated recipient shall obtain the VAT invoice with the original ID card; Where the designated recipient is changed, the borrower shall issue to the lender a new power of attorney with seal affixed. If the borrower chooses to receive the VAT invoice by post, the borrower shall also provide accurate and deliverable mailing information; If the mailing information is changed, the Borrower shall promptly notify the lender in writing.

17.4 If the Lender fails to issue the VAT invoice in time due to force majeure such as natural disasters, government acts, social anomalies or reasons caused by tax authorities, the Lender shall have the right to delay the issuance of the invoice without any liability.

17.5 If the VAT invoice is lost, damaged or overdue due to reasons other than the Lender after it has been collected by the Borrower or after the Lender has sent it to a third party for postal delivery, resulting in the Borrower failing to receive the corresponding joint VAT invoice or failing to offset the VAT invoice after the time limit, the Lender shall not be liable to compensate the Borrower for relevant economic losses.

17.6 Where a special VAT red letter invoice needs to be issued due to sales return,suspension of taxable service, incorrect invoicing, failure to certify the deduction copy and invoice copy, the borrower shall submit the Information Form for Issuing Special VAT Red Letter Invoice to the tax authorities in accordance with relevant laws, regulations and policy documents, The Borrower shall submit the Information Form for Issuing Special VAT Invoice in Red Letter to the tax authority. After the tax authority has examined and notified the lender, the lender shall issue a special VAT invoice in red letter.

17.7 During the performance of the Contract, if the national tax rate is adjusted, the Lender shall have the right to adjust the contract price according to the change of the national tax rate.

Article 18 Others

18.1 The Lender’s failure or partial exercise or delay in exercising any right under this Agreement shall not constitute a waiver or variation of such right or other right, nor shall it affect its further exercise of such right or other right.

18.2 The invalidity or unenforceability of any provision of this Contract shall not affect the validity and enforceability of any other provision or the validity of the Contract as a whole.

18.3 Any annexes and any supplements, amendments or alterations thereto shall form an integral part of this contract and have the same legal effect as the body of this Contract.

18.4 The terms “related party”, “related party relationship”, “related party transaction”, “major investor individual” and “key management personnel” mentioned herein have the same meaning as the same terms in Accounting Standard for Business Enterprises No. 36 -- Related Party Disclosure (Finance and Accounting [2006] No. 3) promulgated by the Ministry of Finance and subsequent amendments to this standard.

18.5 The environmental and social risks mentioned herein refer to the environmental and social hazards and related risks that the Borrower and its important affiliates may bring to the environment and society in the construction, production and business activities, including environmental and social problems related to energy consumption, pollution, land, health, safety, resettlement, ecological protection and climate change.

18.6 The documents and certificates relating to the loan hereunder prepared and retained by the Lender in accordance with its business rules shall constitute effective evidence to prove the creditor’s and creditor’s relationship and shall be binding on the Borrower.

18.7 In this Contract, (1) any reference to this Contract shall include any amendment or supplement to this Contract; (2) The headings of the articles are for reference only and shall not constitute any interpretation of the Contract, nor shall they constitute any limitation on the contents and scope of the headings; (3) If the date of withdrawal or repayment falls on a non-bank working day, it will be postponed to the next bank working day.

Both parties confirm that the lender and the borrower have fully negotiated all terms and conditions of this contract. The Lender has drawn the Borrower’s special attention to all provisions relating to the rights and obligations of both parties, made a comprehensive and accurate understanding of them, and has explained and explained the relevant provisions at the request of the Borrower. The Borrower has carefully read and fully understood all the terms and conditions of this contract (including the first part of the Basic Agreement and the second part of the Specific Terms), and the Lender and the Lender have the same understanding of the terms of this contract and have no objection to the contents of this contract.

The Lender:

Number of borrowers: Guangzhou Shuzhi Culture Communication Co., Ltd.,

to the contract signing: guangzhou city, guangdong province

signed date: August 31, 2023

Customer Certification Type: U Shield

Authentication time stamp: 20230831120922563324